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Exhibit 10.10

Execution Copy

SECOND AMENDED AND RESTATED

SERVICING AGREEMENT

Dated as of August 9, 2004

between

SPIRIT FINANCE CORPORATION,

"Owner"

and

MIDLAND LOAN SERVICES, INC.,

"Servicer"

i

EXHIBIT "A"	Asset Management Fee Schedule
EXHIBIT "B"	Lease Schedule
EXHIBIT "C"	Mortgage Loan Schedule
EXHIBIT "D"	Servicing Fee Schedule
EXHIBIT "E"	Servicing Matrix
EXHIBIT "F"	Investment Documents
EXHIBIT "G"	Construction Loan Schedule

ii

        THIS SECOND AMENDED AND RESTATED SERVICING AGREEMENT ("Agreement") dated as of August 9, 2004, is between Spirit Finance Corporation, a Maryland corporation (together with its successors, assigns and Affiliates, the "Owner"), and Midland Loan Services, Inc., a Delaware corporation ("Servicer").

PRELIMINARY STATEMENT

        The Owner and Servicer entered into a Servicing Agreement dated December 23, 2003 which was amended and restated by the First Amended And Restated Servicing Agreement dated as of July 1, 2004 (the "Original Agreement") pursuant to which the Owner engaged the Servicer, and the Servicer accepted the Owner's engagement, to service commercial construction loans, as well as other Investments, in accordance with the terms of the Original Agreement.

        The Owner and Servicer desire to amend and restate the Original Agreement to reflect the determination date and additional reporting requirements related to the Custody and Servicing Agreement dated as of August 9, 2004 among Owner, as Originator, Servicer, as Custodian and Servicer, Bank of America Mortgage Capital Corporation, as Buyer ("Buyer"), and Spirit Funding Company, LLC, as Seller" (Custody Agreement").

        The Servicer is an independent contractor in the business of servicing mortgage loans and leases, and is not an Affiliate of the Owner.

        This Agreement shall become effective with respect to each Investment, or appropriate group or portfolio of Investments, upon the related Servicing Transfer Date.

        NOW, THEREFORE, in consideration of the recitals in this Preliminary Statement which are made a contractual part hereof, and of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01.    Defined Terms.

        Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

        "Accepted Servicing Practices": As defined in Section 2.01.

        "Accounts": The Escrow Accounts and the Owner Collection Accounts.

        "Additional Servicing Compensation": (i) the asset management fees provided on the Asset Management Fee Schedule attached as Exhibit A hereto, (ii) amounts collected for checks or other items returned for insufficient funds, (iii) late payment charges (but not default interest) with respect to the Investments, (iv) reserve or escrow administration fees with respect to the Investments, and (v) subject to Section 3.04 of the Agreement, all income and gain realized from the investment of funds deposited in the Escrow Account.

        "Advance Rate": A per annum rate equal to the "Prime Rate" (as published from time to time in the "Money Rates" section of The Wall Street Journal).

        "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Amount Financed": With respect to each Mortgage Loan, the outstanding principal balance of the Mortgage Loan, and with respect to each Lease, the Original Book Value of the Lease.

        "Agreement": This First Amended and Restated Servicing Agreement, as the same may be modified, supplemented or amended from time to time.

        "Average Book Value Per Property": with respect to a Mortgage Loan, the Average of Initial Amount Financed, and, with respect to a Lease, Average Original Book Value.

        "Average of Initial Amount Financed": With respect to a group of Mortgage Loans, the Amount Financed for all mortgages in such group on the date acquired or originated by Owner divided by the number of Mortgage Loans in the group.

        "Average Original Book Value": With respect to a group of Leases, the sum of the Original Book Value of each Lease in the group divided by the number of parcels of related real property in such group.

        "Borrower": The obligor on a Note.

        "Business Day": Any day other than (i) a Saturday or Sunday, or (ii) a day in which depository institutions or trust companies in the State of Kansas or in any of the States in which the Accounts or any accounts used by the Owner for remittance purposes are located, are authorized or obligated by law, regulation or executive order to remain closed.

        "Construction Loan": Each of the commercial construction loans identified on the Construction Loan Schedule, attached hereto as Exhibit F, as the same may be amended and supplemented by the parties from time to time.

        "Determination Date": (a) With respect to all Investments other than those serviced under the Custody Agreement, beginning on August 9, 2004, each of (i) the first (1st) Business Day of the month, (ii) the fourth (4th) Business Day of the month, and (iii) the fifteenth (15th) calendar day of the month if such day is a Business Day and, if not, then the next Business Day; and (b) with respect to all Investments serviced under the Custody Agreement, the fifth (5th) Business Day prior to the Repurchase Date (as such term is defined under the Custody Agreement).

        "Eligible Account": Either: (i) an account maintained with PNC Bank, National Association, or (ii) an account maintained with a depository institution or trust company which has been approved by the Owner in writing.

        "Escrow Account": As defined in Section 3.02.

        "Escrow Payment": Any amount received by the Servicer for the account of an Obligor for application toward the payment of taxes, insurance premiums, assessments, ground rents, deferred maintenance, environmental remediation, rehabilitation costs, capital expenditures, and similar items in respect of the related Investment Property.

        "Event of Default": As defined in Section 7.02.

        "Investment": Construction Loans, Mortgage Loans and/or Leases, as applicable.

        "Investment Documents": With respect to each Investment, as applicable, originals of the related Note, the related Mortgage, the related Lease Agreement and/or any and all other documents executed and delivered in connection with the origination, acquisition, subsequent modification or amendment of such Investment as listed on Exhibit F as amended by the parties hereto from time to time.

        "Investment Property": Lease Property and/or Mortgaged Property, as applicable.

        "Investment Servicing": As defined in Section 3.01.

        "Lease": Each of the leases, if any, identified on the Lease Schedule attached hereto as Exhibit B, as the same may be amended or supplemented by the parties from time to time.

        "Lease Agreement": With respect to each Lease, the lease agreement or other instrument evidencing the Lease.

        "Lease Property": The real property and improvements thereon that are subject to a Lease.

        "Lease Schedule": A schedule of certain leases, if any, by the Owner which sets forth information with respect to such leases, as amended or supplemented from time to time by the parties. An initial Lease Schedule shall be attached hereto as Exhibit B.

        "Lessee": A lessee under a Lease.

        "Mortgage": With respect to each Construction Loan or Mortgage Loan, the mortgage, deed of trust or other instrument securing the related Note, which creates a lien on the real property securing such Note.

        "Mortgage Loan": Each of the mortgage loans identified on the Mortgage Loan Schedule, attached hereto as Exhibit C, as the same may be amended or supplemented by the parties from time to time.

        "Mortgage Loan Schedule": A schedule of certain mortgage loans owned and held by the Owner which sets forth information with respect to such mortgage loans, as amended or supplemented from time to time by the parties. An initial Mortgage Loan Schedule shall be attached hereto as Exhibit C.

        "Mortgaged Property": The real property and improvements thereon securing repayment of the debt evidenced by the related Note.

        "Note": With respect to any Construction Loan or Mortgage Loan, the promissory note or other evidence of indebtedness or agreements evidencing the indebtedness of a Borrower under such Construction Loan or Mortgage Loan.

        "Obligor": Any Borrower or Lessee, as applicable.

        "Owner": As defined in the first paragraph of this Agreement.

        "Owner Collection Account": As defined in Section 3.03.

        "Original Book Value": The actual purchase price Owner paid for the related property.

        "Permitted Investments": Any one or more of the following obligations or securities having at the time of purchase, or at such other time as may be specified, the required ratings, if any, provided for in this definition:

          (i)    direct obligations of, or guaranteed as to timely payment of principal and interest by, the United States of America or any agency or instrumentality thereof provided that such obligations are backed by the full faith and credit of the United States of America;

          (ii)   direct obligations of, or guaranteed as to timely payment of principal and interest by, the Federal Home Loan Mortgage Corporation, the Federal Home Loan Bank, the Federal National Mortgage Association or the Federal Farm Credit System, provided that any such obligation, at the time of purchase or contractual commitment providing for the purchase thereof, is qualified by any Rating Agency as an investment of funds backing securities rated "AAA" (or such comparable rating);

          (iii)  demand and time deposits in or certificates of deposit of, or bankers' acceptances issued by, any bank or trust company, savings and loan association or savings bank, provided that, in the case of obligations that are not fully insured by the Federal Deposit Insurance Corporation, the commercial paper and/or long or short term unsecured debt obligations of such depository institution or trust company (or in the case of the principal depository institution in a holding company system, the commercial paper or long or short term unsecured debt obligations of such holding company) have the highest rating available for such securities by any Rating Agency;

          (iv)  general obligations of or obligations guaranteed by any state of the United States or the District of Columbia receiving the highest long-term debt rating available for such securities by any Rating Agency;

          (v)   commercial or finance company paper (including both non-interest-bearing discount obligations and interest- bearing obligations payable on demand or on a specified date not more than one year after the date of acquisition thereof) that is rated by any Rating Agency in its highest short-term unsecured debt rating category at the time of such investment or contractual commitment providing for such investment, and is issued by a corporation the outstanding senior long-term debt obligations of which are then rated by any such Rating Agency in its highest long-term unsecured debt rating category;

          (vi)  guaranteed reinvestment agreements issued by bank, insurance company or other corporation rated in one of the two highest long-term unsecured debt rating levels available to such issuers by any Rating Agency at the time of such investment, provided that any such agreement must by its terms provide that it is terminable by the purchaser without penalty in the event any such rating is at any time lower than such level;

          (vii) repurchase obligations with respect to any security described in clause (i) or (ii) above entered into with a depository institution or trust company (acting as principal) described in clause (iii) above;

          (viii)   securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and rated by any Rating Agency in its highest long-term unsecured rating category at the time of such investment or contractual commitment providing for such investment;

          (ix)  units of taxable money market funds which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, and have been approved in writing by the Owner as Permitted Investments with respect to this definition; and

          (x)   such other obligations as are acceptable as Permitted Investments to the Owner.

        "Person": Any individual, corporation, limited liability company, partnership, joint venture, estate, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Qualified Affiliate": Any Person (a) that is organized and doing business under the laws of any state of the United States or the District of Columbia, (b) that is in the business of performing the duties of a servicer of commercial mortgage loans, and (c) as to which 50% or greater of its outstanding voting stock or equity ownership interest are directly or indirectly owned by the Servicer or by any Person or Persons who directly or indirectly own equity ownership interests in the Servicer.

        "Rating Agency": Each of Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc., Moody's Investors Service, Inc., Fitch, Inc., or any other nationally recognized statistical rating agency.

        "Reasonable Efforts": Efforts determined to be reasonably diligent by the Owner or the Servicer, as the case may be, in its reasonable discretion, which efforts do not require the Owner or the Servicer, as the case may be, to enter into any litigation, arbitration or other legal or quasi-legal proceeding.

        "Remittance Date": (a) With respect to all Investments other than those serviced under the Custody Agreement and with respect to each related Determination Date, by 9:00 am Arizona time on the date which is within three (3) Business Days after such Determination Date; provided, however, within one (1) Business Day of receiving written notification from Servicer that the amounts remitted to Owner were subsequently found not to be immediately available funds, Owner shall reimburse

Servicer for such amounts and any fees or other amounts owed or paid by Servicer resulting from remittance of such funds, which were not immediately available funds; and (b) with respect to all Investments serviced under the Custody Agreement, the Repurchase Date.

        "Responsible Officer": Any officer or employee of the Owner or the Servicer, as the case may be, involved in or responsible for the administration, supervision or management of this Agreement and whose name and specimen signature appear on a list prepared by each party and delivered to the other party, as such list may be amended from time to time by either party.

        "Servicer": Midland Loan Services, Inc., a Delaware corporation, or any successor Servicer as herein provided.

        "Servicing Expenses": All customary, reasonable and necessary out-of-pocket costs and expenses paid or incurred in connection with the Servicer's obligations hereunder or in connection with any Special Services to be performed by the Servicer pursuant to Section 3.01, including without limitation:

        (a)   real estate taxes, assessments and similar charges;

        (b)   insurance premiums;

        (c)   any expense necessary in order to prevent or cure any violation of applicable laws, regulations, codes, ordinances, rules, orders, judgments, decrees, injunctions or restrictive covenants;

        (d)   any cost or expense necessary in order to maintain or release the lien on each Investment Property and related collateral, including any mortgage registration taxes, release fees, or recording or filing fees;

        (e)   customary expenses for the collection, enforcement or foreclosure of the Investments and the collection of deficiency judgments against Obligors and guarantors (including but not limited to the fees and expenses of any trustee under a deed of trust, foreclosure title searches and other lien searches);

        (f)    costs and expenses of any appraisals, valuations, inspections, environmental assessments (including but not limited to the fees and expenses of environmental consultants), audits or consultations, engineers, architects, accountants, on-site property managers, market studies, title and survey work and financial investigating services;

        (g)   customary expenses for liquidation, restructuring, modification or loan workouts, such as sales brokerage expenses and other costs of conveyance;

        (h)   costs and expenses related to travel and lodging, subject to Section 3.07 with respect to property inspections; and

        (i)    any other reasonable costs and expenses, including without limitation, legal fees and expenses, incurred by the Servicer under this Agreement in connection with the enforcement, collection, foreclosure, disposition, condemnation or destruction of the Investments or related Investment Properties and the performance of Investment Servicing by the Servicer under this Agreement.

        "Servicing Fee": With respect to each Investment, the servicing fee rate applicable to the Average Book Value Per Property as set forth on the Servicing Fee Schedule attached hereto as Exhibit D multiplied by the Amount Financed, divided by twelve and, with respect to the Construction Loans, the additional Reserve Draw Fee or Multiple Check/Wire Fee, as applicable, set forth on the Servicing Fee Schedule.

        "Servicing File": With respect to each Investment, all documents, information and records relating to the Investment that are necessary to enable the Servicer to perform its duties and service the Investment in compliance with the terms of this Agreement, and any additional documents or information related thereto maintained or created by the Servicer. Documents or information in the

Servicing File (expressly excluding, however, the Investment Documents) may be maintained by the Servicer in any commonly used electronic format in lieu of paper.

        "Servicing Transfer Date": With respect to each Investment, the date of delivery by Owner to the Servicer of the related Servicing File.

        "Special Services": As defined in Section 3.01.

ARTICLE II.

RETENTION AND AUTHORITY OF SERVICER

Section 2.01.    Engagement; Servicing Standard.

        The Owner hereby engages the Servicer to perform, and the Servicer hereby agrees to perform, Investment Servicing with respect to each of the Investments throughout the term of this Agreement, upon and subject to the terms, covenants and provisions hereof.

        The Servicer shall perform its services hereunder (a) in accordance with (i) applicable laws, (ii) the terms and provisions of the Investment Documents, (iii) the express terms hereof, and (iv) the customary and usual standards of practice of prudent institutional commercial mortgage loan or lease servicers, and (b) to the extent consistent with the foregoing requirements, in the same manner in which the Servicer services commercial mortgage loans or leases for other third party portfolios of mortgage loans or leases similar to the Investments, but without regard to any relationship which the Servicer or any Affiliate of the Servicer may have with the related Obligor or any Affiliate of such Obligor or to the Servicer's right to receive compensation for its services hereunder. The servicing standards described in the preceding sentence are herein referred to as "Accepted Servicing Practices".

Section 2.02.    Subservicing.

        To the extent necessary for the Servicer to comply with any applicable laws, regulations, codes or ordinances relating to the Servicer's Investment Servicing obligations hereunder, the Servicer may subservice to any Person any of its Investment Servicing obligations hereunder; provided, however, that the Servicer shall provide oversight and supervision with regard to the performance of all subcontracted services and any subservicing agreement shall be consistent with and subject to the provisions of this Agreement. Neither the existence of any subservicing agreement nor any of the provisions of this Agreement relating to subservicing shall relieve the Servicer of its obligations to the Owner hereunder. Notwithstanding any such subservicing agreement, the Servicer shall be obligated to the same extent and under the same terms and conditions as if the Servicer alone was servicing the related Investments in accordance with the terms of this Agreement. The Servicer shall be solely liable for all fees owed by it to any subservicer, regardless of whether the Servicer's compensation hereunder is sufficient to pay such fees.

Section 2.03.    Authority of the Servicer.

        (a)   In performing its Investment Servicing obligations hereunder, the Servicer shall, except as otherwise provided herein and subject to the terms of this Agreement, have full power and authority, acting alone or through others, to take any and all actions in connection with such Investment Servicing that it deems necessary or appropriate. Without limiting the generality of the foregoing, the Servicer is hereby authorized and empowered by the Owner when the Servicer deems it appropriate in its reasonable judgment, to execute and deliver, on behalf of the Owner, (a) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien of each Investment on the related Investment Property and any other related collateral; and (b) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments with respect to each of the Investments; provided, however, that the Servicer shall notify the Owner in writing in the event that the Servicer intends to execute and deliver any such instrument referred to in clause (b) above and, except in connection with any payment in full of any Investment, shall proceed with such course of action only upon receipt of the Owner's written approval thereof. The Owner agrees to cooperate with the Servicer by either executing and delivering to the Servicer from time to time (i) powers of attorney evidencing the Servicer's authority and power under this Section, or (ii) such documents or instruments deemed necessary or appropriate by the Servicer to enable the Servicer to carry out its Investment Servicing obligations hereunder.

        (b)   In the performance of its Investment Servicing obligations hereunder, the Servicer shall take any action that is directed by the Owner which relates to the Servicer's Investment Servicing obligations under this Agreement; provided, however, that the Servicer shall not be obligated to take, or to refrain from taking, any action which the Owner requests that the Servicer take or refrain from taking to the extent that the Servicer determines in its reasonable judgment that such action or inaction (i) may cause a violation of applicable laws, regulations, codes, ordinances, court orders or restrictive covenants with respect to any Investment, Obligor, or Investment Property; or (ii) may cause a violation of any provision of an Investment Document.

        (c)   Unless the Servicer has obtained the prior written consent of the Owner, and subject to Section 3.01 with respect to any actions which constitute Special Services, the Servicer shall not take any of the following actions with respect to any Investment on behalf of the Owner:

          (i)    the modification, waiver or amendment, whether or not material, of or with respect to any Investment, including, without limitation, any forgiveness of principal, any change in the amount or timing of any payment of principal or interest, maturity, extension rights or prepayment provisions or the substitution, release or addition of any collateral for any Investment;

          (ii)   the granting or withholding of consent to any transfer of ownership of an Investment Property or any transfer of any interest of an owner of an Investment Property;

          (iii)  the granting or withholding of consent to any request for approval to place subordinate financing on an Investment Property;

          (iv)  the determination of whether or not to release proceeds of condemnation or casualty insurance to the Obligor under any Investment and to oversee the disbursement thereof in connection with the performance of restoration or rebuilding of the related Investment Property;

          (v)   the waiver of any default interest or prepayment premium under any Investment;

          (vi)  the approval of any lease;

          (vii) any action to initiate, prosecute and manage foreclosure proceedings and other legal proceedings related thereto in connection with any Investment pursuant to Section 3.08; or

          (viii)   the exercise or waiver of any rights relating to "due-on-sale" and/or "due-on-encumbrance" clauses, including without limitation, rights with respect to acceleration and/or withholding of consent with respect to any sales or transfers.

ARTICLE III.

SERVICES TO BE PERFORMED

Section 3.01.    Services as Investment Servicer.

        The Servicer hereby agrees to serve as the investment servicer with respect to each of the Investments and to perform Investment Servicing as described below and as otherwise provided herein, upon and subject to the terms of this Agreement. Subject to any limitation of authority under Section 2.03, "Investment Servicing" shall mean those services pertaining to the Investments which, applying Accepted Servicing Practices, are required hereunder to be performed by the Servicer, and which shall include:

          (i)    performing the duties of the Servicer as set forth on the Servicing Matrix attached hereto as Exhibit E in accordance with the Accepted Servicing Practices;

          (ii)   reviewing all available documents pertaining to the Investments, organizing, administering and maintaining the Servicing Files, and inputting all relevant information into the Servicer's loan servicing computer system;

          (iii)  preparing and filing or recording all financing statements, continuation statements and other documents or instruments and taking such other action necessary to maintain the lien of any Investment on the related Investment Property;

          (iv)  monitoring each Obligor's maintenance of insurance coverage on each Investment Property as required by the related Investment Documents and causing to be maintained adequate insurance coverage on each Investment Property in accordance with Section 3.05;

          (v)   monitoring the status of real estate taxes, assessments and other similar items and verifying the payment of such items for each Investment Property in accordance with Section 3.02;

          (vi)  preparing and delivering all reports and information required hereunder;

          (vii) procuring and supervising the services of third parties (other than subservicers pursuant to Section 2.02) necessary or appropriate in connection with the servicing of the Investments by the Servicer;

          (viii) performing payment processing, record keeping, administration of escrow and other accounts, interest rate adjustment, and other routine customer service functions;

          (ix)  monitoring any casualty losses or condemnation proceedings and administering any proceeds related thereto in accordance with the related Investment Documents;

          (x)   maintaining custody of the Investment Documents delivered to Servicer; and

          (xi)  notifying all Obligors of the appropriate place for communications and payments, and collecting and monitoring all payments made with respect to the Investments.

          (xii) with respect to the Construction Loans, (A) obtaining and forwarding all executed lien waivers to the applicable title company; (B) preparing draw statements for Owner's review and approval; (C) disbursing draw funds in accordance with Owner's written instruction; (D) calculate amounts due on each Construction Loan, be it deferred interest that has accrued or any payments that are due; and (F) monitoring the status of the construction contract and reporting any material issues to Owner, which have been brought to Servicer's attention by a party identified on Exhibit H.

          (xiii) with respect to the Construction Loans, once the final draw has been disbursed and the Borrower obtains a permanent Lease or Mortgage Loan, Servicer will update the servicing system accordingly.

Notwithstanding anything herein to the contrary, the Servicer shall not undertake to provide services (the "Special Services") relating to activity set forth in Section 2.03(c), lease approvals, work-outs or investment restructuring, assumptions or substitutions, foreclosure or accepting deeds-in-lieu thereof, asset management, disposition or other similar activities of or with respect to any Investment, or Investment Property, except as expressly provided for herein or pursuant to a separate written agreement between the Owner and the Servicer which sets forth the scope of the Special Services and the fees to be paid to the Servicer for the Special Services.

Section 3.02.    Escrow Accounts; Collection of Taxes, Assessments and Similar Items.

        (a)   With respect to the Investments described in the Mortgage Loan Schedule and Lease Schedule, and subject to and as required by the terms of the related Investment Documents, the Servicer shall establish and maintain one or more Eligible Accounts (each, an "Escrow Account") into which any or all Escrow Payments shall be deposited promptly after receipt and identification. Escrow Accounts shall be denominated "Midland Loan Services, Inc. in Trust for Spirit Finance Corporation" or in such other manner as the Owner prescribes. The Servicer shall notify the Owner in writing of the location and account number of each Escrow Account it establishes and shall notify the Owner prior to any change thereof. Withdrawals of amounts from an Escrow Account may be made, subject to any express provisions to the contrary herein, applicable laws, and to the terms of the related Investment Documents governing the use of the Escrow Payments, only: (i) to effect payment of taxes, assessments, insurance premiums, ground rents and other items required or permitted to be paid from escrow; (ii) to refund to the Obligors any sums determined to be in excess of the amounts required to be deposited therein; (iii) to pay interest, if required under the Investment Documents or relevant law, to the Obligors on balances in the Escrow Accounts; (iv) to pay to the Servicer from time to time any interest or investment income earned on funds deposited therein pursuant to Section 3.04; (v) to apply funds to the indebtedness or lease amounts due with respect to the Investment in accordance with the terms thereof; (vi) to reimburse the Owner or Servicer for any Servicing Expense for which Escrow Payments should have been made by the Obligors, but only from amounts received on the Investment which represent late collections of Escrow Payments thereunder; (vii) to withdraw any amount deposited in the Escrow Accounts which was not required to be deposited therein; or (viii) to clear and terminate the Escrow Accounts at the termination of this Agreement.

        (b)   The Servicer shall maintain accurate records with respect to each Investment Property reflecting the status of taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums payable with respect thereto as well as the payment of ground rents with respect to each ground lease (to the extent such information is reasonably available). To the extent that the related Investment Documents require Escrow Payments to be made by an Obligor, the Servicer shall use Reasonable Efforts to obtain, from time to time, all bills for the payment of such items, and shall effect payment prior to the applicable penalty or termination date, employing for such purpose Escrow Payments paid by the Obligor pursuant to the terms of the Investment and deposited in the related Escrow Account by the Servicer. To the extent that the Investment does not require an Obligor to make Escrow Payments, the Servicer shall use its Reasonable Efforts to require that any such payment be made by the Obligors prior to the applicable penalty or termination date. Subject to Section 3.05 with respect to the payment of insurance premiums, if an Obligor fails to make any such payment on a timely basis or collections from the Obligor are insufficient to pay any such item when due, the amount of any shortfall shall be paid by the Servicer as a Servicing Expense, provided that the Servicer has consulted with the Owner regarding the timing for payment of taxes, assessments and other similar items.

Section 3.03.    Owner Collection Accounts.

        (a)   With respect to the Investments, the Servicer shall establish and maintain one or more Eligible Accounts (each, a "Owner Collection Account") for the benefit of the Owner for the purposes set forth herein. Owner Collection Accounts shall be denominated "Midland Loan Services, Inc. in Trust for Spirit Finance Corporation" or in such other manner as the Owner prescribes. The Servicer shall notify the Owner in writing of the location and account number of each Owner Collection Account it establishes and shall notify the Owner prior to any change thereof. The Servicer shall deposit into the Owner Collection Accounts within one (1) Business Day after receipt all payments and collections received by it on or after the Servicing Transfer Date hereof with respect to the Investments, other than Escrow Payments or payments in the nature of Additional Servicing Compensation. Servicer shall not be deemed to have received any payments on the related Investment until such time Servicer has immediately available funds reflecting such payment.

        (b)   The Servicer shall make withdrawals from the Owner Collection Accounts only as follows (the order set forth below not constituting an order of priority for such withdrawals):

          (i)    to withdraw any amount deposited in the Owner Collection Accounts which was not required to be deposited therein;

          (ii)   pursuant to Section 5.01, to pay to the Servicer the Servicing Fee on each Remittance Date;

          (iii)  pursuant to Section 5.02, to pay or reimburse the Servicer for any Servicing Expenses;

          (iv)  to pay to the Owner from time to time any interest or investment income earned on funds deposited in the Owner Collection Accounts pursuant to Section 3.04;

          (v)   to remit to the Owner on each Remittance Date, pursuant to wiring instructions from the Owner, all amounts on deposit in the Owner Collection Accounts (that represent good funds) as of the close of business on the Determination Date, net of any withdrawals from the Owner Collection Account pursuant to this Section; and

          (vi)  to clear and terminate the Owner Collection Accounts upon the termination of this Agreement.

Section 3.04.    Permitted Investments.

        The Servicer may direct any depository institution or trust company in which the Accounts are maintained to invest the funds held therein in one or more Permitted Investments; provided, however, that such funds shall be either (i) immediately available or (ii) available in accordance with a schedule which will permit the Servicer to meet its payment obligations hereunder. The Servicer shall be entitled to all income and gain realized from the investment of funds deposited in the Escrow Account. The Servicer shall deposit from its own funds in the applicable Account the amount of any loss incurred in respect of any such investment of funds immediately upon the realization of such loss. Notwithstanding the foregoing, the Servicer shall not direct the investment of funds held in any Escrow Account and retain the income and gain realized therefrom if the related Investment Documents or applicable law permit the Obligor to be entitled to the income and gain realized from the investment of funds deposited therein. In such event, the Servicer shall direct the depository institution or trust company in which such Escrow Accounts are maintained to invest the funds held therein (1) in accordance with the Obligor's written investment instructions, if the Investment Documents or applicable law require such funds to be invested in accordance with the Obligor's direction; and (2) in accordance with the Owner's written investment instructions, if the Investment Documents and applicable law do not permit the Obligor to direct the investment of such funds; provided, however, that in either event (i) such funds shall be either (y) immediately available or (z) available in accordance with a schedule which will permit the Servicer to meet the payment obligations for which the Escrow Account was established, and (ii) the Servicer shall have no liability for any loss in investments of such funds that are invested pursuant to such written instructions.

        The Owner shall be entitled to all income and gain realized from the investment of funds deposited in the Owner Collection Accounts. The Servicer shall have no liability for any loss in investments of such funds that are invested in the Owner Collection Accounts.

Section 3.05.    Maintenance of Insurance Policies.

        (a)   The Servicer shall use its Reasonable Efforts to cause the Obligor of each Investment to maintain for each Investment such insurance as is required to be maintained pursuant to the related Investment Documents. If the Obligor fails to maintain such insurance, then the Servicer shall notify the Owner of such breach and, to the extent available at commercially reasonable rates and the Owner, as mortgagee or lessor, has an insurable interest, cause to be maintained subject to the Investment Document (i) fire and hazard insurance with extended coverage in an amount which is at least equal to the replacement cost of the improvements which are a part of the related Investment Property and (ii) to the extent that the Investment Property is located in a federally designated special flood hazard area, flood insurance in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (y) the unpaid principal balance of the related Investment or (z) the maximum amount of such insurance as is available for the related Investment Property under the National Flood Insurance Act. After notifying the Owner pursuant to the second preceding sentence, the Servicer shall take such action as the Owner reasonably requests with respect to the maintenance of any other forms of insurance which are required to be maintained pursuant to the related Investment Documents, except to the extent that such insurance is not available at commercially reasonable rates or the Owner, as mortgagee or lessor, does not have an insurable interest. All such policies shall be endorsed with standard mortgagee/lessor clauses with loss payable to the Owner, and shall be in an amount sufficient to avoid the application of any co-insurance clause. The costs of maintaining the insurance policies which the Servicer is required to maintain pursuant to this Section shall be paid by the Servicer as a Servicing Expense.

        (b)   The Servicer may fulfill its obligation to maintain insurance, as provided in Section 3.05(a), through a master force placed insurance policy, the cost of which shall be paid by the Servicer as a Servicing Expense, provided that such cost is limited to the incremental cost of such policy allocable to such Investment Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Investment Property is then covered thereby, which shall be paid by the Servicer). Such master force placed insurance policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Investment Property a policy otherwise complying with the provisions of Section 3.05(a), and there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the related Owner Collection Account from its own funds the amount not otherwise payable under the master force placed insurance policy because of such deductible to the extent that such deductible exceeds the deductible limitation required under the related Investment Documents, or, in the absence of such deductible limitation, the deductible limitation which is consistent with Accepted Servicing Practices.

        (c)   The Servicer shall maintain at its own expense a fidelity bond in form and amount that is consistent with Accepted Servicing Practices. In addition, the Servicer shall keep in force, at its own expense during the term of this Agreement, a policy or policies of insurance in form and amounts that are consistent with Accepted Servicing Practices, covering loss occasioned by the errors and omissions of the Servicer's officers and employees in connection with its obligations hereunder. Servicer may comply with this Section of the Agreement by purchasing such bond or insurance, by self insuring for these items consistent with Accepted Servicing Practices or a combination of the above.

Section 3.06.    Delivery and Possession of Servicing Files.

        On or before the related Servicing Transfer Date, the Owner shall deliver or cause to be delivered to the Servicer (i) a Servicing File with respect to each Investment; and (ii) the amounts, if any, received by the Owner representing Escrow Payments previously made by the Obligors. The Servicer shall promptly acknowledge receipt of the Servicing File and Escrow Payments for the Investments and shall promptly deposit such Escrow Payments in the Escrow Accounts established pursuant to this Agreement. The contents of each Servicing File delivered to the Servicer are and shall be held in trust by the Servicer for the benefit of the Owner as the owner thereof; the Servicer's possession of the contents of each Servicing File so delivered is for the sole purpose of servicing the related Investment; and such possession by the Servicer shall be in a custodial capacity only. The Servicer shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Owner, and upon request of the Owner, the Servicer shall deliver to the Owner the Servicing File or a copy of any document contained therein; provided, however, that if the Servicer is unable to perform its Investment Servicing obligations with respect to the related Investment after any such release or delivery of the Servicing File, then the Servicer shall not be liable to the Owner or any third party while the related Servicing File is not in the Servicer's possession for any inability of the Servicer to perform any such obligation hereunder and Servicer may terminate this Agreement with respect to such Investment immediately upon written notice to the Owner.

Section 3.07.    Inspections.

        The Servicer shall not be required to perform a physical inspection of each Investment Property except pursuant to a separate written agreement between the Owner and the Servicer which sets forth the scope of the inspections. Upon completing such an inspection, the Servicer shall prepare a written report of each such inspection and shall promptly deliver a copy of such report to the Owner.

Section 3.08.    Exercise of Remedies Upon Investment Defaults.

        Upon the failure of any Obligor to make any required payment of rent, principal, interest or other amounts due under an Investment, or otherwise to perform fully any material obligations under any of the related Investment Documents, the Servicer shall, upon discovery of such failure, promptly notify the Owner in writing. As directed in writing by the Owner in each instance, the Servicer shall issue notices of default, declare events of default, declare due the entire outstanding principal balance, and otherwise take all reasonable actions (that do not constitute Special Services) under the related Investment in preparation for the Owner to realize upon the underlying collateral or to exercise its remedies under the applicable Lease. In the event that title to any of the Investment Properties is acquired by a third party at a foreclosure or trustee's sale, the servicing rights and obligations of the Servicer with respect to the related Investment shall terminate, unless the third party and the Servicer enter into a separate servicing agreement with respect to any such Investment Property or the Owner and Servicer have agreed pursuant to Section 3.01 that the Servicer shall perform Special Services with respect to any such Investment Property.

ARTICLE IV.

STATEMENTS AND REPORTS

Section 4.01.    Reporting by the Servicer.

        (a)   Notwithstanding anything herein to the contrary, with respect to any Investments serviced under the Custody Agreement, the Servicer shall deliver to the Buyer and the Custodian (as such term is defined under the Custody Agreement) on the third Business Day prior to the Repurchase Date, a Collection Report (as such term is defined under the Custody Agreement) setting forth all payments and collections received by the Servicer in respect of the Investments as of the related Determination Date, which Collection Report shall be dated as of the related Determination Date.

        (b)   On or before each Remittance Date, the Servicer shall render to the Owner a report reflecting activity with respect to the Investments as of the close of business on the preceding Determination Date (or, in the case of the first Remittance Date, the Servicing Transfer Date) in a format and containing such information as the Owner shall reasonably require.

        (c)   Each year beginning in the calendar year which immediately succeeds the year hereof, the Servicer shall prepare and file the reports of foreclosures and abandonments of any Investment Property and the annual information returns with respect to each Obligor's debt service or lease payments under the Investments as required by Sections 6050J and 6050H, respectively, of the Internal Revenue Code and the rules and regulations promulgated thereunder, as amended.

        (d)   Not later than twenty days after each Remittance Date, the Servicer shall forward to the Owner a statement, setting forth the status of the Accounts as of the close of business on such Remittance Date showing, for the period from the preceding Remittance Date (or, in the case of the first Remittance Date, the Servicing Transfer Date) to such Remittance Date, the aggregate of deposits into and withdrawals from the Accounts.

        (e)   The Servicer will provide the Owner with immediate Internet website access to all information with respect to the Investments which is available through the Servicer's Portfolio Investor® Insight or any successor facility or system, as applicable, subject to such reasonable policies, procedures and limitations as the parties may agree upon from time to time. The Servicer will provide the Obligors with immediate Internet website access to all information with respect to the Investments which is available through the Servicer's Borrower Insight® or any successor facility or system, as applicable, subject to such reasonable policies, procedures and limitations as the parties may agree upon from time to time.

        (f)    The Servicer shall use its Reasonable Efforts to promptly collect from each Obligor (and forward on to the Owner) the property operating statements, rent rolls, financial statements and other financial reports which are required to be delivered by the Obligor pursuant to the related Investment Documents. The Servicer shall promptly (i) review and analyze such items as may be collected; (ii) prepare written reports based on such analysis; and (iii) deliver copies of such written reports to the Owner.

        (g)   Servicer will work with Owner to develop the necessary monthly electronic data transfer protocols in order to populate Owner's internal data warehouse. The parties acknowledge and agree that no modifications to the Servicer's Enterprise! Loan Management system will be required to perform the contemplated servicing activities.

        (h)   Unless otherwise specifically stated herein, if the Servicer is required to deliver any statement, report or information under any provisions of this Agreement, the Servicer may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on the Servicer's Internet website, unless this Agreement expressly specifies a particular method of delivery.

        (i)    Upon reasonable written request and to the extent obtained by Servicer hereunder, Servicer will provide to Owner any and all financial information and/or financial statements (and in the form or forms) of the Obligor (i) requested by Owner in connection with Owner's filings with or disclosures to any governmental authority, including without limitation, the financial statements required in connection with the SEC registration statements of Owner, or any Affiliate of Owner, as described in Staff Accounting Bulletins 71 and 71A, or (ii) as reasonably requested by Owner from time to time.

ARTICLE V.

SERVICER'S COMPENSATION AND EXPENSES

Section 5.01.    Servicing Compensation.

        (a)   As consideration for servicing the Investments subject to this Agreement, the Servicer shall be entitled to a Servicing Fee for each Investment remaining subject to this Agreement during any calendar month or part thereof. The Servicing Fee related to Mortgages shall be payable monthly on the Remittance Date and shall be computed on the basis of the same outstanding principal balance and for the period with respect to which any related interest payment on the related Investment is computed. The Servicing Fee related to Leases shall be payable monthly on the Remittance Date and shall be computed on the basis of the property capitalized cost on which the lease payment is based. The Servicer may pay itself the Servicing Fee on each Remittance Date from amounts on deposit in the related Owner Collection Account. To the extent that amounts on deposit in the Owner Collection Account are insufficient for such purposes, the Owner shall pay any such shortfall to the Servicer within ten (10) Business Days after the Owner's receipt of an itemized invoice therefor.

        (b)   As further compensation for its activities hereunder, the Servicer shall be entitled to retain any payments or collections received by it which are in the nature of Additional Servicing Compensation.

        (c)   The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

Section 5.02.    Servicing Expenses.

        Notwithstanding any other provision hereof, the Servicer shall obtain the written approval of the Owner prior to incurring any Servicing Expense, except for any Servicing Expense which is (i) incurred by the Servicer pursuant to Sections 3.02(b) or 3.05 or (ii) made for any purposes other than those described in item (i) above, and is not over $25,000.00 per item and is made in an emergency situation to preserve and protect the Investment Property or the safety of the public in connection with such Investment Property.

        The Servicer may cause any Servicing Expenses to be paid directly from the related Owner Collection Account. Except as expressly set forth in this Agreement, the Servicer shall have no obligation to advance its own funds for the payment of any Servicing Expenses. The Servicer may, at its option, make advances from its own funds with respect to the payment of such expenses, in which event the Servicer shall be reimbursed for such advances from the related Owner Collection Account. In the event that there are insufficient funds in the related Owner Collection Account to permit the payment of Servicing Expenses or to permit the Servicer to reimburse itself for such advances, the Owner shall deposit the necessary funds in the related Owner Collection Account or reimburse the Servicer, as the case may be, for all incurred Servicing Expenses, within two (2) Business Days after the Owner's receipt of an itemized invoice therefor; provided, however, if Owner does not reimburse the Servicing Expenses within such two (2) Business Day period, the Owner shall pay Services interest on the outstanding Servicing Expenses beginning on the third (3rd) Business Day after receipt of the related invoice at the Advance Rate.

        If the Servicer has provided such an invoice to the Owner, and funds are subsequently deposited into the related Owner Collection Account from sources other than the Owner, the Servicer shall, upon receipt thereof, immediately pay such expenses or reimburse itself for such advances from the related Owner Collection Account, in which event the Servicer shall promptly (i) notify the Owner of such payment or reimbursement, (ii) amend or cancel, as the case may be, such invoice, and (iii) if applicable, immediately reimburse the Owner if the Owner has made such payment to the Servicer.

ARTICLE VI.

THE SERVICER AND THE OWNER

Section 6.01.    Servicer Not to Assign; Merger or Consolidation of the Servicer.

        Except as otherwise provided for in this Section or in Section 2.02, the Servicer may not assign this Agreement or any of its rights, powers, duties or obligations hereunder without the written consent of the Owner; provided, however, that the Servicer may assign this Agreement to a Qualified Affiliate without the written consent of the Owner.

        The Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business shall be the successor of the Servicer hereunder, and shall be deemed to have assumed all of the liabilities of the Servicer hereunder.

Section 6.02.    Liability and Indemnification of the Servicer and the Owner.

        Neither the Servicer nor its Affiliates nor any of the directors, officers, employees or agents thereof shall be under any liability to the Owner or any third party for taking or refraining from taking any action, acting in good faith and using its reasonable judgment pursuant to or in connection with this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such Person against any liability which would otherwise be imposed on the Servicer or any such Person by reason of the Servicer's willful misfeasance, bad faith or negligence in the performance of its duties hereunder. The Servicer and any director, officer, employee or agent thereof may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. The Servicer and any director, officer, employee or agent thereof shall be indemnified and held harmless by the Owner against any loss, liability or expense incurred, including reasonable attorneys' fees, in connection with any claim, legal action, investigation or proceeding relating to this Agreement, the Servicer's performance hereunder, or any specific action which the Owner authorized or requested the Servicer to perform pursuant to this Agreement, as such are incurred, except for any loss, liability or expense incurred by reason of the Servicer's willful misfeasance, bad faith, negligence or breach of the Servicer's representations and warranties set forth in Section 7.01. Notwithstanding the exception set forth in the preceding sentence, in the event that the Servicer sustains any loss, liability or expense by reason of such exception and which results from any overcharges to Obligors under the Investments, to the extent that such overcharges were collected by the Servicer and remitted to the Owner, the Owner shall promptly remit such overcharge to the related Obligor after the Owner's receipt of written notice from the Servicer regarding such overcharge.

        The Owner and any director, officer, employee or agent thereof shall be indemnified and held harmless by the Servicer against any loss, liability or expense incurred, including reasonable attorneys' fees, by reason of (i) the Servicer's willful misfeasance, bad faith or negligence in the performance of its duties hereunder or (ii) a breach of the Servicer's representations and warranties set forth in Section 7.01.

        The provisions of this Section shall survive any termination of the rights and obligations of the Servicer hereunder.

Section 6.03.    Closing Conditions

        The obligations of the Servicer to effect the transactions contemplated hereby shall be subject to the following conditions: (i) the Servicer shall have completed its due diligence with respect to the Owner in order to satisfy compliance with laws and regulations applicable to financial institutions in connection with this transaction (e.g., the USA PATRIOT Act and related regulations), and (ii) the Servicer shall have been satisfied with the results of such due diligence in its sole discretion.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES; DEFAULT

Section 7.01.    Representations and Warranties.

        (a)   The Servicer hereby makes the following representations and warranties to the Owner:

          (i)    Due Organization, Qualification and Authority.    The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business as a foreign corporation, in good standing and licensed in each state to the extent necessary to ensure the enforceability of each Investment and to perform its duties and obligations under this Agreement in accordance with the terms of this Agreement; the Servicer has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; the Servicer has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement; this Agreement constitutes the valid, legal, binding obligation of the Servicer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

          (ii)   No Conflicts.    Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement by the Servicer, (i) conflicts with or results in a breach of any of the terms, conditions or provisions of the Servicer's certificate of incorporation, as amended, or bylaws, as amended; (ii) conflicts with or results in a breach of any agreement or instrument to which the Servicer is now a party or by which it (or any of its properties) is bound, or constitutes a default or results in an acceleration under any of the foregoing if compliance therewith is necessary (A) to ensure the enforceability of any Investment, or (B) for the Servicer to perform its obligations under this Agreement in accordance with the terms hereof; (iii) conflicts with or results in a breach of any legal restriction if compliance therewith is necessary (A) to ensure the enforceability of any Investment, or (B) for the Servicer to perform its obligations under this Agreement in accordance with the terms hereof; (iv) results in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject if compliance therewith is necessary (A) to ensure the enforceability of any Investment, or (B) for the Servicer to perform its obligations under this Agreement in accordance with the terms hereof; or (v) results in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or materially impairs the ability of (A) the Owner to realize on the Investment, or (B) the Servicer to perform its obligations hereunder;

          (iii)  No Litigation Pending.    There is no action, suit, or proceeding pending or to Servicer's knowledge threatened against the Servicer which, either in any one instance or in the aggregate, would draw into question the validity of this Agreement or the Investments, or would be likely to impair materially the ability of the Servicer to perform its duties and obligations under the terms of this Agreement;

          (iv)  No Consent Required.    No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over the Servicer is required for (i) the Servicer's execution and delivery of, this Agreement, or (ii) the consummation of the transactions contemplated by this Agreement, or, to the extent required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable), except that the Servicer may not be duly qualified to transact business as a foreign corporation or licensed in one or more states if such qualification or licensing is not necessary (a) to ensure the enforceability of any Investment, or (b) for the Servicer to perform its obligations under this Agreement in accordance with the terms hereof.

        (b)   The Owner hereby makes the following representations and warranties to the Servicer:

        Due Authority.    The Owner has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; the Owner has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement; on the Servicing Transfer Date, the Owner is the owner and the holder of the Investments and has the right to authorize the Servicer to perform the actions contemplated herein; this Agreement constitutes the valid, legal, binding obligation of the Owner, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 7.02.    Events of Default.

        "Event of Default", wherever used herein, means any one of the following events:

        (a)   any failure by the Servicer to remit to the Owner any payment required to be so remitted by the Servicer under the terms of this Agreement when and as due which continues unremedied by the Servicer for a period of two (2) Business Days after the date on which such remittance was due; or

        (b)   any failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer contained in this Agreement, or any representation or warranty set forth by the Servicer in Section 7.01 shall be untrue or incorrect in any material respect, and, in either case, such failure or breach materially and adversely affects the interests of the Owner in the Investment, which in either case continues unremedied for a period of thirty (30) days after the date on which written notice of such failure or breach, requiring the same to be remedied, shall have been given to the Servicer by the Owner (or such extended period of time reasonably approved by the Owner provided that the Servicer is diligently proceeding in good faith to cure such failure or breach); or

        (c)   a decree or order of a court or agency or supervisory authority having jurisdiction in respect of the Servicer for the commencement of an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs shall have been entered against the Servicer, and such decree or order shall remain in force undischarged or unstayed for a period of 90 days; or

        (d)   the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

        (e)   the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable federal or state bankruptcy, insolvency or similar law, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations;

then, and in each and every case, so long as an Event of Default shall not have been remedied, the Owner may, by notice in writing to the Servicer, in addition to whatever rights the Owner may have at law or in equity, including injunctive relief and specific performance, terminate all of the rights and obligations of the Servicer under this Agreement and in and to the Investments and the proceeds thereof, without the Owner incurring any penalty or fee of any kind whatsoever in connection therewith; provided, however, that such termination shall be without prejudice to any rights of the Servicer relating to the payment of its Servicing Fees, Additional Servicing Compensation and the reimbursement of any Servicing Expenses which have been made by it under the terms of this Agreement through and including the date of such default. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default. Immediately upon the receipt by the Servicer of such written notice of termination from the Owner, all authority and power of the Servicer under this Agreement, whether with respect to the Investments or otherwise, shall pass to and be vested in the Owner, and the Servicer agrees to cooperate with the Owner in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer of the Servicing Files and the funds held in the Accounts as set forth in Section 8.01.

        The Owner may waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE VIII.

TERMINATION; TRANSFER OF INVESTMENTS

Section 8.01.    Termination of Agreement.

        (a)   This Agreement may be terminated by the Owner with respect to any or all of the Investments, without cause, upon thirty (30) days written notice to the Servicer. This Agreement may be terminated by the Servicer with respect to any Investments, without cause, upon one hundred and twenty (120) days written notice to the Owner.

        (b)   Termination pursuant to this Section or as otherwise provided herein shall be without prejudice to any rights of the Owner or the Servicer which may have accrued through the date of termination hereunder. Upon such termination, the Servicer shall (i) remit all funds in the related Accounts to the Owner or such other Person designated by the Owner, net of accrued Servicing Fees, Additional Servicing Compensation and Servicing Expenses through the termination date to which the Servicer would be entitled to payment or reimbursement hereunder; (ii) deliver all related Servicing Files to the Owner or to Persons designated by the Owner; and (iii) fully cooperate with the Owner and any new servicer to effectuate an orderly transition of Investment Servicing of the related Investments. Upon such termination, any Servicing Fees, Additional Servicing Compensation and Servicing Expenses (with interest thereon at the Advance Rate) which remain unpaid or unreimbursed after the Servicer has netted out such amounts pursuant to the preceding sentence shall be remitted by the Owner to the Servicer within ten (10) Business Days after the Owner's receipt of an itemized invoice therefor.

Section 8.02.    Transfer of Investments.

        (a)   The Servicer acknowledges that any or all of the Investments may be sold, transferred, assigned or otherwise conveyed by the Owner to any third party without the consent or approval of the Servicer. Any such transfer shall constitute a termination of this Agreement with respect to such Investments, subject to the Owner's notice requirements under Section 8.01(a). The Owner acknowledges that the Servicer shall not be obligated to perform Investment Servicing with respect to such transferred Investments for any such third party unless and until the Servicer and such third party execute a servicing agreement having terms which are mutually agreeable to the Servicer and such third party.

        (b)   Until the Servicer receives written notice from the Owner of the sale, transfer, assignment or conveyance of one or more Investments, the Owner shall be presumed to be the owner and holder of such Investments, the Servicer shall continue to earn Servicing Fees and Additional Servicing Compensation with respect to such Investments and the Servicer shall continue to remit payments and other collections in respect of such Investments to the Owner pursuant to the terms and provisions hereof.

ARTICLE IX.

MISCELLANEOUS PROVISIONS

Section 9.01.    Amendment; Waiver.

        This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and no term or provision hereof may be amended or waived unless such amendment or waiver is in writing and signed by the party against whom such amendment or waiver is sought to be enforced.

Section 9.02.    Governing Law.

        This Agreement shall be construed in accordance with the laws of the State of Kansas, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of laws.

Section 9.03.    Notices.

        All demands, notices and communications hereunder shall be in writing and addressed in each case as follows:

  (a)
  if to the Owner, at:

  Spirit Finance Corporation
  14631 N. Scottsdale Rd., Suite 200
  Scottsdale, AZ 85254-2711
  Attention: Catherine Long, Senior Vice President and CFO
  Facsimile No.: (480) 606-0826

  With a copy to:

  Kutak Rock, LLP
  1801 California Street, Suite 3100
  Denver, CO 80202
  Attention: Peggy Richter
  Facsimile No.: (303) 292-7799

  (b)
  if to the Servicer, by U.S. Mail at:

  Midland Loan Services, Inc.
  P.O. Box 25965
  Shawnee Mission, KS 66225-5965
  Attention: President
  Facsimile No.: (913) 253-9001

    or by delivery to:

    Midland Loan Services, Inc.
    10851 Mastin, Suite 300
    Overland Park, KS 66210
    Attention: President

        With a copy to:

    Stinson Morrison Hecker LLP
    2600 Grand Avenue
    Kansas City, Missouri 64108
    Attn: Kenda K. Tomes
    Facsimile No.: (816) 474-4208

Any of the above-referenced Persons may change its address for notices hereunder by giving notice of such change to the other Persons. All notices and demands shall be deemed to have been given at the time of the delivery at the address of such Person for notices hereunder if personally delivered, mailed by certified or registered mail, postage prepaid, return receipt requested, or sent by overnight courier or telecopy; provided, however, that any notice delivered after normal business hours of the recipient or on a day which is not a Business Day shall be deemed to have been given on the next succeeding Business Day.

        To the extent that any demand, notice or communication hereunder is given to the Servicer by a Responsible Officer of the Owner, such Responsible Officer shall be deemed to have the requisite power and authority to bind the Owner with respect to such communication, and the Servicer may conclusively rely upon and shall be protected in acting or refraining from acting upon any such communication. To the extent that any demand, notice or communication hereunder is given to the Owner by a Responsible Officer of the Servicer, such Responsible Officer shall be deemed to have the requisite power and authority to bind the Servicer with respect to such communication, and the Owner may conclusively rely upon and shall be protected in acting or refraining from acting upon any such communication.

Section 9.04.    Severability of Provisions.

        If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions or the rights of any parties thereunder. To the extent permitted by law, the parties hereto hereby waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect.

Section 9.05.    Inspection and Audit Rights.

        The Servicer agrees that, on reasonable prior notice, it will permit any agent or representative of the Owner, during the Servicer's normal business hours, to examine all the books of account, records, reports and other papers of the Servicer relating to the Investments, to make copies and extracts therefrom, to cause such books to be audited by accountants selected by the Owner, and to discuss matters relating to the Investments with the Servicer's officers, employees and accountants (and by this provision the Servicer hereby authorizes such accountants to discuss with such agents or representatives such matters), all at such reasonable times and as often as may be reasonably requested. Any expense incident to the exercise by the Owner of any right under this Section shall be borne by the Owner.

Section 9.06.    Binding Effect; No Partnership; Counterparts.

        The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor for the Owner. For the purpose of facilitating the execution of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 9.07.    Protection of Confidential Information.

        The Servicer shall keep confidential and shall not divulge to any party, without the Owner's prior written consent, any information pertaining to the Investments, the Investment Properties or the Obligors except to the extent that (a) it is appropriate for the Servicer to do so (i) in working with legal counsel, auditors, other advisors, taxing authorities or other governmental agencies, (ii) in accordance with Accepted Servicing Practices or (iii) when required by any law, regulation, ordinance, court order or subpoena or (b) the Servicer is disseminating general statistical information relating to the mortgage loans being serviced by the Servicer (including the Investments) so long as the Servicer does not identify the Owner or the Obligors.

Section 9.08.    General Interpretive Principles.

        For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

        (a)   the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

        (b)   accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

        (c)   references herein to an "Article," "Section," or other subdivision without reference to a document are to the designated Article, Section or other applicable subdivision of this Agreement;

        (d)   reference to a Section, subsection, paragraph or other subdivision without further reference to a specific Section is a reference to such Section, subsection, paragraph or other subdivision, as the case may be, as contained in the same Section in which the reference appears;

        (e)   the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

        (f)    the term "include" or "including" shall mean without limitation by reason of enumeration; and

        (g)   the Article, Section and subsection headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning of the provisions contained therein.

Section 9.09.    Further Agreements.

        The Servicer and the Owner each agree to execute and deliver to the other such additional documents, instruments or agreements, and to take any action, as may be reasonably requested by the other and as may be necessary or appropriate to effectuate the purposes of this Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Owner and the Servicer have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

SPIRIT FINANCE CORPORATION
By:	/s/ CATHERINE LONG
Name:	Catherine Long
Title:	CFO
("Owner")
MIDLAND LOAN SERVICES, INC.
By:	/s/ JAN S. STERNIN
Name:	Jan S. Sternin
Title:	Senior Vice President
("Servicer")

EXHIBIT "A"

(Asset Management Fee Schedule)

Asset Management Fee Schedule

The following represents a schedule of asset management fees customarily charged. The fees are guidelines and are assessed relative to each request, the relevant loan documents, and the negotiated Servicing Agreement. The Owner and Servicer shall agree upon such fees prior to the assessment thereof. Approximately 50% of any processing fee related to substantive Obligor requests is collected at the inception of the Obligor's request to cover direct and indirect costs in the event the transaction does not consummate. All requested actions are individually subject to appropriate delegated authority and if applicable, Midland's Legal Department concurrence.

Assumption fee:	1% of the principal balance or the fee specified by the relevant loan documents. The 1% fee is negotiable for loans with a principal balance exceeding $10,000,000 but should not be less than .25%. The minimum assumption fee regardless of principal balance is $15,000. A $3,500 non-refundable application fee should be collected at the time of receiving the assumption package.
Transfer of the title or beneficial interest (not an assumption):
Loan balances less than $1,000,000:	$2,500
Loan balances between $1,000,000 and $10,000,000:	$3,000-$6,000
Loan balances of $10,000,000 or greater:	$6,000-$10,000
Secondary Financing:
Loan balances less than $1,000,000:	$3,000
Loan balances between $1,000,000 and $10,000,000:	$3,000-$6,000
Loan balances of $10,000,000 or greater:	$6,000-$10,000
Conditional Collateral Release (provided for in the loan documents):	$1,500-$2,500/Property
Collateral Release without Substitution (not identified in the loan documents):	$3,000-$6,000/Property
Collateral Release with Substitution:	$6,000-$10,000/Property
Property Management/Facility Operator Change:	$3,000-$6,000
Subordination of mortgage:	$1,000-$4,000
Easement or Condemnation:	$500-$5,000
Lease review and non-disturbance, attornment, or quiet enjoyment provisions, or documentation for commercial leases:	$400-$1,000
Release of Liability:	$3,000-$5,000
Defeasance:	$10,000-$15,000
Loan Extensions:	$2,000-$5,000
Credit Report/Lexis Nexis:	$150-Individual $200-Corporate
Architectural and/or Engineering Reports:	Actual Costs Incurred
Environmental Site Assessments:	Actual Costs Incurred
Appraisal Reports:	Actual Costs Incurred
Property Inspection Reports:	Actual Costs Incurred
Travel Costs:	Actual Costs Incurred
Legal Fees:	Actual Costs Incurred
Title and Recording Charges:	Actual Costs Incurred

EXHIBIT "B"

(Lease Schedule)

EXHIBIT "C"

(Mortgage Loan Schedule)

EXHIBIT "D"

(Servicing Fee Schedule)

Average Book Value Per Property	Servicing Fee Rate
$5 million or more	3.00 basis points
Between $1 million and $5 million	5.50 basis points
Less than $1 million	8.00 basis points

RESERVE DRAW FEE:
$300 processing fee for each requested reserve draw request.

MULTIPLE CHECK/WIRE FEE:
Servicer assumes each reserve draw request will require only one check or wire transfer. For each additional check or wire transfer that must be issued, Servicer will increase the Reserve Draw Fee by $50.

EXHIBIT "E"

(Servicing Matrix)

Servicing Responsibilities & Functions

Function	Spirit Finance	Servicer
Loan / Lease Setup
File conversion (manual, electronic or combination)	X	X
Inventory documents and report exceptions		X
Follow up on document exceptions	X	X
Populate servicing system		X
Hello letter notice to borrowers/lessees		X
Client sign-off / approval of completed loan/lease conversion and set-up	X
Payment Processing
Process receipts (physical, lockbox or wire)		X
Process customer pre-authorized Transfers and ACH		X
Over/short pmt application decisions		X
Process returned items (ACH or checks)		X
Next day remittance of "good funds"		X
Late Charge—review and assessment		X
Late Charge Waiver—negotiation and approval	X
Insurance Administration
Analysis of insurance coverage, type, amount and loss payee/mortgagee clause		X
Monitor policy expiration and obtain renewal evidence of coverage		X
Send expiration reminders to borrowers/lessees		X
Approve insurance waivers	X
Approve insurance premium disbursements from escrow, if applicable		X
Obtain and pay insurance premiums from escrow, if applicable		X
Forced place insurance—approval	X
Forced place insurance—administration		X
Insurance casualty loss claim approvals	X
Insurance casualty loss claim administration		X
Property & Sales Tax Administration
Obtain verification of paid taxes for non-escrowed loans/leases		X
Obtain and disburse property tax payments for escrowed loans/leases, if applicable		X
Approve property tax disbursements from escrow, if applicable		X
Property sales tax impound administration & payment from escrow		X
Preparation of state sales tax returns		X
Approve property tax payment advances	X
Advance property tax payment, as necessary		X
Lease Payment Adjustment
Lease payment adjustments & notices		X
Index tracking		X
Collateral Services
Approve assignments	X
Prepare and file assignments		X
Prepare and file releases (partial and full)		X
Prepare and file UCC continuations & terminations		X

Credit Administration
Operating Statements—collection from borrower/lessee		X
Operating Statements—review/analyze (FCCR Calculations)		X
Operating Statements—discuss issues with borrower/lessee	X	X
Operating Statements—system update		X
Operating Statements—Covenant monitoring		X
Watch List Property Inspections—order from third party vendor	X
Watch List Property Inspections—perform physical inspection	X
Watch List Property Inspections—review/analyze	X
Watch List Property Inspections—deferred maintenance notification/monitoring	X
Watch List Property Inspections—system update		X
Watch List Administration	X	X
Asset Management
Assumptions—review, process and approve	X
Assumptions—new document preparation/recording	X
Assumptions—update servicing system		X
Collections—missed payment due date		X
Default—Administration	X	X
Default—calculation of penalties, interest		X
Easements—review, process and approve		X
Extensions—new document preparation/recording	X
Extensions—update servicing system		X
Forbearance Arrangements—approval	X
Forbearance Arrangements—new document preparation/recording	X
Forbearance Arrangements—monitoring	X	X
Forbearance Arrangements—update servicing system		X
Ground leases—administration/payment, if applicable		X
Lease—review, approval	X
Maturity of loan/lease—notices to borrower/lessee	X
Maturity—decisions/follow-up	X
Modifications—negotiation	X
Modifications—Document preparation/recording	X
Modifications—update servicing system		X
Property Maintenance—evictions, property clean-up, etc.	X	X
REO property oversight	X	X
REO property disposition	X
Calculate and collect document modification fees		X
General Servicing
Audit/Credit Verifications		X
Administer borrower/lessee customer service telephone hot-line		X
Document imaging		X
Document custodian		X
Borrower Insight Administration		X
Portfolio Investor Insight Administration		X
Maintain and reconcile bank accounts		X

E-2

Loan Payoffs
Calculate payoff quote		X
Review and approve payoff quote calculation	X
Negotiation and approval of prepayment penalty waivers	X
Investor Reporting
Prepare and distribute remittances		X
Prepare periodic reporting package		X
Tracking and reporting of advances		X
Regulatory Reporting—IRS 1098's, 1099's, etc., as required		X
Provide on-line access to loan/lease/portfolio information		X
Provide adhoc report capabilities	X	X

E-3

EXHIBIT F

("Investment Documents")

EXHIBIT G

(Construction Loans)

EXHIBIT H

(Construction Loan Parties)

Phase	Tasks	Who
1. Pre-Construction Activities	(a) Received signed commitment and deposit	Spirit/Client/Kutak
	(b) Order title work for each location	Kutak
	(c) Order all required surveys	Kutak
	(d) Order required environmental reports	Kutak
2. Construction Due Diligence	(a) Obtain & review preliminary construction budget and preliminary plans and specifications to ensure project can be built within the proposed budget.	NAC
	(b) Confirm zoning, access and availability of all necessary utilities, building and grading permits and any other necessary governmental approvals.	NAC
	(c) Note any off-site construction obligations or site development agreements.	NAC
	(d) Communicate issues / concerns to Spirit	NAC

	(e) Obtain and review final construction budget (line item costs and schedule of values), final construction plans and specifications, construction contracts (architect and general contractor agreements), construction timeline and schedule, and financial statements, builder's risk insurance and worker's compensation insurance of general contractor.	NAC

	(f) Obtain copies of building and grading permits and any other required approvals, a list of proposed equipment and other items of personal property to be used in the operation of the property and valuations of the same, and list of proposed subcontractors.	NAC
	(g) Review and analyze all surveys and proposed building footprints, and, as required, soil and environmental reports	NAC
(h) Prepare property report regarding receipt and review of items described NAC above.
3. Financing Documentation	(a) Setup preliminary draw schedule and/or minimum draw amounts and determine holdback %.	NAC/Kutak
	(b) Define construction time limits and/or payment penalties	NAC/Kutak
4. Closing	(a) Finalize documents for land funding, close on land, and transfer land closing data to servicer	Kutak/Spirit
5. Funding of Construction Financing	(a) Collect, review and verify invoices for draw requests and lien waivers and forward to Midland	NAC
	(b) Track completion percentages (on line item basis) and budget and time schedule, and note deviations.	NAC
	(c) Perform agreed upon periodic physical inspections.	NAC
	(d) Prepare periodic written reports including effect of change orders, cost overruns and conformance with construction schedule and plans and specifications.	NAC

	(e) Verify status of lease/loan and interim construction contract	Midland
	(f) Provide executed lien waivers to title company for review.	Midland
	(g) Review executed lien waivers and issue date-down endorsements	Title Co.
	(h) Prepare and provide draw statement to Spirit for each draw request	Midland
	(i) Approve draw statement and wire funds to Midland	Spirit
	(h) Disburse draw funds and update servicing system for additional financing	Midland
6. Monthly Monitoring.	(a) Calculate monthly charges and collect lease/loan and/or interim financing payments	Midland
	(b) Monitor status of construction contract and report issues.	Midland
7. Final Funding.
	(a) Obtain and review architect's certificate of completion, certificate of occupancy, final "as-built" survey, list of all personal property with values, and final lien waivers (and coordinate delivery of waivers to title company for final date-down endorsement).	NAC
	(b) Perform site inspection to confirm completion in accordance with plans and specifications.	NAC
	(c) If required order and complete appraisal	Kutak/S&P
	(c) Flip construction to final deal—complete documents, title	Kutak/Midland/Title
	(d) Process final draw and update servicing system	Midland/Spirit

H-2

QuickLinks

  Exhibit 10.10
TABLE OF CONTENTS
PRELIMINARY STATEMENT
ARTICLE I. DEFINITIONS
ARTICLE II. RETENTION AND AUTHORITY OF SERVICER
ARTICLE III. SERVICES TO BE PERFORMED
ARTICLE IV. STATEMENTS AND REPORTS
ARTICLE V. SERVICER'S COMPENSATION AND EXPENSES
ARTICLE VI. THE SERVICER AND THE OWNER
ARTICLE VII. REPRESENTATIONS AND WARRANTIES; DEFAULT
ARTICLE VIII. TERMINATION; TRANSFER OF INVESTMENTS
ARTICLE IX. MISCELLANEOUS PROVISIONS
EXHIBIT "A" (Asset Management Fee Schedule) Asset Management Fee Schedule
EXHIBIT "B" (Lease Schedule)
EXHIBIT "C" (Mortgage Loan Schedule)
EXHIBIT "D" (Servicing Fee Schedule)
EXHIBIT "E" (Servicing Matrix)
Servicing Responsibilities & Functions
EXHIBIT F ("Investment Documents")
EXHIBIT G (Construction Loans)
EXHIBIT H (Construction Loan Parties)